Exhibit 99.8

CONSENT OF NEWBRIDGE SECURITIES CORPORATION

We hereby consent to (i) references to our name, (ii) inclusion of information and data contained in our fairness opinion, dated July 18, 2023, to the Board of Directors of Jupiter Acquisition Corporation (the “Fairness Opinion”), (iii) citation of the Fairness Opinion, and (iv) inclusion of the Fairness Opinion as an annex, in each case, in the proxy statement/prospectus constituting a part of the Registration Statement on Form F-4 of 1427702 B.C. Ltd. (File No. 333-273972) (the “Registration Statement”). We hereby further consent to the filing of this letter as an exhibit to the Registration Statement.

By giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Newbridge Securities Corporation

Boca Raton, FL
September 22, 2023